EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
iPass, Inc.

We consent to the incorporation by reference in the registration statements (No. 333-107315, 333-118295, 333-130064, and 333-131879) on Form S-8 of iPass, Inc. of our reports dated March 16, 2009, with respect to the consolidated balance sheets of iPass, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2008 and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of iPass, Inc.

Our report on the consolidated financial statements refers to changes in the accounting for tax uncertainties in 2007 and the accounting for share-based payments in 2006, resulting from the adoption of new accounting pronouncements.

/s/ KPMG LLP
Mountain View, California
March 16, 2009